UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
      PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

April 23, 2009
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Date of Report (Date of earliest event reported)

     ELITE PHARMACEUTICALS, INC.
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(Exact name of Company as specified in its charter)

Delaware	001-15697	22-3542636
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(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

165 Ludlow Avenue, Northvale, New Jersey 07647
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(Address of principal executive offices)

(201) 750-2646
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 (Company’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On April 23, 2009, the members of the board of directors of Elite Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), appointed Chris Dick, the Chief Operating Officer and Acting Chief Executive Officer of the Registrant, as its President. Mr. Dick will serve as the Registrant’s President until his death, resignation, retirement, removal, disqualification, or his successor is duly appointed or as otherwise provided in the Registrant’s bylaws. The existing employment agreement between Mr. Dick and the Registrant will continue and not be modified as a result of his appointment as President of the Registrant.

      Mr. Dick has served as the Registrant’s Chief Operating Officer since October 2008 and its Acting Chief Executive Officer since November 2008. From March 2006 until October 2008 Mr. Dick served as the Registrant’s Executive Vice President of Corporate Development and has continued his duties as the Registrant’s Executive Vice President of Corporate Development since his appointments to the offices of Chief Operating Officer and Acting Chief Executive Officer. Mr. Dick has been engaged by Registrant since November 2002 to direct its licensing and business development activities. From 1999 to 2002, Mr. Dick served as Director of Business Development for Elan Drug Delivery, Inc. responsible for licensing and business development of Elan's portfolio of drug delivery technologies. From 1997 to 1999, he was Manager of Business Development and Marketing for EnTec, a drug delivery business unit within FMC Corporation's Pharmaceutical Division. Prior thereto he held various other business and technical positions at FMC Corporation, including Manager of Marketing for its pharmaceutical functional coatings product line. Mr. Dick holds an M.B.A. from the Stern School of Business, New York University, and a B.S. and M.S. in Chemical Engineering from Cornell University.

Item 9.01.   Financial Statements and Exhibits

a)	Not applicable.
b)	Not applicable.
c)	Not applicable.
d)	Exhibits

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 29, 2009

ELITE PHARMACEUTICALS, INC.

By:	/s/ Chris Dick
Chris Dick Chief Operating Officer, President and Acting Chief Executive Officer